EXHIBIT 99.2

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-008		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ISSUES

$375,000,000 OF 5.875% SENIOR NOTES DUE 2020

March 16, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced that it closed today the sale of $375 million aggregate principal amount of 5.875% Senior Notes due 2020 (“Senior Notes”) in a private placement. The Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

The net proceeds to the Company from this offering were approximately $367.4 million, after deducting initial purchaser discounts and fees and expenses of the offering. The Company used $259.8 million of such proceeds to repurchase approximately 84.04% of the outstanding $300 million aggregate principal amount of its 6.125% Senior Notes due 2014 (CUSIP 440543 AB 2) (the “2004 Notes”) pursuant to its previously announced tender offer and consent solicitation for the 2004 Notes. The Company accepted all 2004 Notes that were tendered by 5:00 p.m., New York City time, on March 15, 2012, for purchase and payment. The $259.8 million comprised the total consideration paid for such 2004 Notes tendered, including related accrued interest and consent fees. The remaining proceeds will be used to repurchase or redeem the approximately 15.96% of the 2004 Notes that remain outstanding and for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Company’s repurchase today of the tendered 2004 Notes made operative the First Supplemental Indenture executed by the Company, certain of its subsidiaries and the indenture trustee for the 2004 Notes, which sets forth certain amendments to eliminate most of the restrictive covenants and default provisions contained in the indenture governing the 2004 Notes.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

The Company is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the use of proceeds of the New Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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